                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 The 3DO Company
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[   ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                                 THE 3DO COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 20, 1996

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The 3DO Company, a Delaware corporation (the "Company"), will be held on Friday, September 20, 1996, at 3:00 p.m., local time, at the Company's offices located at 600 Galveston Drive, Redwood City, California, 94063 (the "Annual Meeting") for the following purposes:

         1. To elect two directors for terms ending with the 1999 Annual Meeting of Stockholders.

         2. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 3,548,705 shares.

         3. To ratify the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending March 31, 1997.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         These items of business are more fully described in the Proxy Statement accompanying this notice.

         Only stockholders of record at the close of business on July 22, 1996, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy and a proxy may be revoked at any time prior to the Annual Meeting.

                                        By order of the Board of Directors



                                        Trip Hawkins
                                        Chairman and Chief Executive Officer

Redwood City, California
August 15, 1996

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                                 THE 3DO COMPANY

                            PROXY STATEMENT FOR 1996
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of the Board of Directors of The 3DO Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, September 20, 1996, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices located at 600 Galveston Drive, Redwood City, California 94063. The Company's telephone number at that address is (415) 261-3000.

         These proxy solicitation materials, along with a copy of the Company's annual report, were mailed on or about August 15, 1996, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

         Stockholders of record at the close of business on July 22, 1996, are entitled to notice of the Annual Meeting and to vote at the meeting. At the record date, 26,847,964 of the Company's Common Stock were issued and outstanding and held of record by approximately 842 stockholders.

SOLICITATION OF PROXIES

         This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING PROCEDURE AND VOTES REQUIRED

         Each stockholder of record is entitled to one vote for each share held by such stockholder on July 22, 1996. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

         Directors will be elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of an increase in the number of shares reserved for issuance under the Incentive Stock Plan and the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending March 31, 1997, requires the affirmative vote of a majority of those shares present in person or represented by proxy.

         The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than April 18, 1997, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                           CERTAIN KNOWN STOCKHOLDERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1996, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers serving in that capacity as of March 31, 1996 (together, the "Named Officers"), and (iv) all executive officers and directors as a group.

                                                                       SHARES BENEFICIALLY OWNED (1)
                                                             ------------------------------------------
                BENEFICIAL OWNER                             NUMBER                             PERCENT
                ----------------                             ------                             -------
Matsushita Electric Industrial Co. Ltd.                     3,147,459                           11.7
     1006 Kadoma
     Osaka 571, Japan
Electronic Arts, Inc.                                       2,913,668                           10.9
     1450 Fashion Island Boulevard
     San Mateo, California  94404
Trip Hawkins(2)                                             2,487,605                            9.3
David H. Horowitz(3)                                           36,370                              *
Vinod Khosla(4)                                                71,363                              *
Charles S. Paul(5)                                              6,500                              *
Robert W. Pittman(6)                                            7,500                              *
Hugh C. Martin(7)                                             190,856                              *
James Alan Cook(8)                                             83,927                              *
Robert B. Faber(9)                                             80,050                              *
Tobin E. Farrand(10)                                           78,963                              *
All executive officers and directors
     as a group (12 persons)(11)                            3,106,569                           11.6

*Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned.
(2) Includes 261,666 shares subject to options exercisable within 60 days of June 30, 1996.
(3) Includes 30,747 shares subject to options exercisable within 60 days of June 30, 1996.
(4) Includes 16,000 shares held by Mr. Khosla's wife, Neeru Khosla, and 6,500 shares subject to options exercisable within 60 days of June 30, 1996.
(5) Includes 6,500 shares subject to options exercisable within 60 days of June 30, 1996.
(6) Includes 6,500 shares subject to options exercisable within 60 days of June 30, 1996.
(7) Includes 190,856 shares subject to options exercisable within 60 days of June 30, 1996.
(8) Includes 76,947 shares subject to options exercisable within 60 days of June 30, 1996.
(9) Includes 30,050 shares subject to options exercisable within 60 days of June 30, 1996.
(10) Includes 37,971 shares subject to options exercisable within 60 days of June 30, 1996.
(11) Includes shares held beneficially by executive officers and directors as shown in the foregoing table, and a total of 705,922 shares subject to options exercisable within 60 days of June 30, 1996.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         Two directors are to be elected at the Annual Meeting. The Company's Restated Certificate of Incorporation provides for a classified Board of Directors so that, as nearly as possible, one-third of the Company's Board of Directors is elected each year to serve a three-year term. Currently, the Board of Directors consists of six directorships with staggered terms expiring at the forthcoming Annual Meeting and at the Annual Meetings of Stockholders in 1997 and 1998. Charles S. Paul and Robert W. Pittman are the only directors whose terms as directors expire at the forthcoming Annual Meeting. Mr. Paul and Mr. Pittman have been nominated by the Board of Directors for reelection as directors at the forthcoming Annual Meeting for terms which will expire at the 1999 Annual Meeting of Stockholders. Each nominee was previously elected by the stockholders. Each director elected at the 1996 Annual Meeting of Stockholders will serve until his successor has been duly elected and qualified.

                                                                                                          DIRECTOR
NAME OF NOMINEE                              AGE    COMPANY POSITIONS                                      SINCE
- ---------------                              ---    -----------------                                      -----
Charles S. Paul(1)                           47     Director                                               1992
Robert W. Pittman(2)                         42     Director                                               1991


(1)   Member of Compensation Committee.
(2)   Member of Audit Committee.

         Mr. Paul has been a director of the Company since April 1992. Since March 1996, he has been Chairman and Chief Executive Officer of Sega GameWorks LLC, a joint venture between Sega Enterprises Ltd., MCA Inc. ("MCA"), and DreamWorks LLC. From 1989 to 1996, he served as a director and executive vice president of MCA, an entertainment company. From 1985 to 1989, he served as a vice president of MCA. Mr. Paul is also a director of National Golf Properties, a real estate investment trust, and Interplay Productions, a software development company.

         Mr. Pittman has been a director of the Company since September 1991. Since November 1995 he has served as Managing Partner and Chief Executive Officer of Century 21 Real Estate Corp. From March 1990 until October 1995, he served as President and Chief Executive Officer of Time Warner Enterprises, a division of Time Warner Entertainment Company, LP. From December 1991 until October 1995, Mr. Pittman had also served as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the second largest theme park operator in the United States. In September 1989, he joined Warner Communications Inc. as an executive advisor to the Chairman. From December 1986 to September 1989, he was President and Chief Executive Officer of Quantum Media, Inc., a diversified entertainment company. Prior to December 1986, he served as President and Chief Executive Officer of MTV Networks, and was the creator of the MTV network. He also serves as a director of HFS, Incorporated; AMRE, Inc.; America Online, Inc. and Excite, Inc.

REQUIRED VOTE

         Those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the Annual Meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority and broker non-votes will have no effect on the outcome of the vote. The Company's Restated Certificate of Incorporation does not allow for cumulative voting in the election of directors. A stockholder executing the enclosed proxy may vote for the nominees or may withhold such vote from either or both of the nominees. In each case where the stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such stockholder's specifications. Although it is not contemplated that the named nominees will become unable to serve prior to the Annual Meeting, the persons named on the enclosed proxy will have the authority to vote for the election of any nominee designated by the Board to fill the vacancy.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                    VOTE "FOR" THE ELECTION OF THE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

        The members of the Company's Board of Directors and certain information about them as of June 30, 1996, is listed below:

                                                                       DIRECTOR
DIRECTOR                     AGE    COMPANY POSITION                    SINCE
- --------                     ---    ----------------                    -----
Trip Hawkins                 42     Chairman of the Board and           1991
                                    Chief Executive Officer
David H. Horowitz(2)         67     Director                            1991
Vinod Khosla(1)              41     Director                            1991
Hugh C. Martin               42     Director, President and
                                    Chief Operating Officer             1996
Charles S. Paul(1)           47     Director                            1992
Robert W. Pittman(2)         42     Director                            1991

(1)   Member of Compensation Committee.
(2)   Member of Audit Committee.

         Mr. Hawkins, the founder of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since September 1991. He also served as President of the Company from September 1991 until October 1995, and he served as Secretary from September 1991 until February 1993. From August 1982 to December 1990, Mr. Hawkins served as President of Electronic Arts, Inc. He served as the Chief Executive Officer of Electronic Arts from August 1982 until May 1991, and was Chairman of its board of directors from August 1982 until July 1994. Prior to founding Electronic Arts, Mr. Hawkins was a director of marketing at Apple Computer, Inc. Mr. Hawkins' term as a director expires at the 1998 Annual Meeting of Stockholders.

         Mr. Horowitz has been a director of the Company since September 1991. Since 1985, he has been an investor and consultant in the entertainment and communications industries. From September 1989 to January 1992, he was Of Counsel to the law firm of Proskauer Rose Goetz & Mendelsohn. He was President and Chief Executive Officer of MTV Networks Inc. from 1984 to 1985 and was a member of the office of the president and co-chief operating officer of Warner Communications Inc. from 1977 to 1984. Mr. Horowitz' term as a director expires at the 1997 Annual Meeting of Stockholders.

         Mr. Khosla has been a director of the Company since September 1991. He has been a general partner of Kleiner Perkins Caufield & Byers since November 1987. Mr. Khosla is also a director of PictureTel Corporation, a manufacturer of video teleconferencing equipment, and Spectrum HoloByte, Inc., a publisher of interactive games. Mr. Khosla's term as a director expires at the 1997 Annual Meeting of Stockholders.

         Mr. Martin became President of the Company in October 1995 and was appointed to the Board of Directors in April 1996. He served as the Company's Chief Operating Officer from January 1993 and had been the Company's Senior Vice President, Engineering and Operations from May 1992 until January 1993. From March 1988 to April 1992, he served as a director and then a senior director at Apple Computer, Inc. Previously, Mr. Martin co-founded and served as the Vice President and Chief Development Officer of Ridge Computers, where he co-designed one of the industry's first commercial
RISC processors. Mr. Martin's term as a director expires at the 1998 Annual Meeting of Stockholders.

         Information concerning Mr. Paul and Mr. Pittman can be found under the caption "Proposal One: Election of Directors."

BOARD MEETINGS AND COMMITTEES

         The Board of Directors held five (5) meetings and took action by written consent three (3) times during fiscal year 1996. The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Board of Directors has no nominating committee or any other committee performing a similar function. Each incumbent director attended one hundred percent (100%) of the meetings of the Board of Directors during fiscal 1996.

         Directors Khosla and Paul serve on the Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of the Company. The

Compensation Committee held six (6) meetings and took action by written consent five (5) times during fiscal 1996. Mr. Khosla and Mr. Paul attended all of the committee meetings.

         Directors Horowitz and Pittman serve on the Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held one (1) meeting during fiscal 1996, with both Mr. Horowitz and Mr. Pittman attending.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company are entitled to receive $10,000 per year for their services as Directors. Directors otherwise receive no fees for services provided in that capacity but are reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings.

         Pursuant to the terms of the 1995 Director Option Plan, each non-employee director is automatically granted an option to purchase 30,000 shares of 3DO Common Stock upon his or her election as a director. Subsequently, each outside director is granted an additional option to purchase 6,000 shares of 3DO Common Stock on each anniversary of the date such director received his or her initial option under the Director Plan.

EXECUTIVE OFFICERS

         The executive officers of the Company and certain information about them as of June 30, 1996, are listed below:

NAME                         AGE     POSITIONS
- ----                         ---     ---------
Trip Hawkins                 42      Chairman of the Board and Chief Executive Officer
Hugh C. Martin               42      Director, President and Chief Operating Officer
James Alan Cook              46      Executive Vice President, General Counsel and Secretary
Robert B. Faber              36      Managing Director, 3DO Europe Ltd.
Tobin E. Farrand             35      Senior Vice President, Engineering
Robert A. Lindsey            44      Senior Vice President, Marketing, and General Manager, Studio 3DO
Paul J. Milley               42      Chief Financial Officer
John A. Orcutt               43      Senior Vice President, Business Operations


         Information concerning Mr. Hawkins' and Mr. Martin's backgrounds can be found under the heading "Directors," above.

         Mr. Cook became Executive Vice President, General Counsel and Secretary of the Company in April 1996. From July 1994 until April 1996, he was Senior Vice President, General Counsel and Secretary, and had been the Company's Vice President, General Counsel and Secretary since January 1993. From January 1990 to January 1993, he was a partner in the law firm of Cook and Lefevre. From June 1985 to December 1989, he was a sole practitioner operating as the Law Offices of James Alan Cook.

         Mr. Faber became Managing Director of 3DO Europe Ltd. in August 1994 and had been Senior Vice President, Sales and Marketing since January 1993. He served as Vice President, Sales and Marketing, from June 1992 to January 1993. From October 1991 to June 1992, he served as Vice President of Strategic Planning and New Business Development for the Simon & Schuster Technology Group, a publishing division of Paramount Communications, Inc. From January 1991 to September 1991, he was a vice president of marketing of Worlds of Wonder, Inc. From November 1985 to January 1991, Mr. Faber was employed by NEC Technologies, a subsidiary of NEC Corporation of Japan, most recently as an assistant vice president of software marketing.

         Mr. Farrand became the Company's Senior Vice President, Engineering in March 1996. He previously served as Senior Vice President Hardware Engineering and Operations from February 1994; became Vice President, Hardware Engineering and Operations in November 1993; and served as Vice

President, Hardware Engineering from July 1992 until November 1993. From June 1982 to June 1992, he was employed by Apple Computer Inc., most recently as Manager of the RISC Products Group.

         Mr. Lindsey became Senior Vice President, Marketing and General Manager, Studio 3DO in December 1994. From April 1993 to December 1994 he was Group Director of Marketing at Sega of America ("Sega"). Prior to Sega, he served as Vice President of Sales and Marketing at Strategic Simulations, Inc., from September 1989 to March 1993. From 1985 to 1988, he was Director of Software Development, and from 1988 to 1989 he was Director of Business Development at Epyx, Inc. Mr. Lindsey was appointed to the Board of Directors of the Interactive Digital Software Association in March 1996.

         Mr. Milley became Chief Financial Officer in October 1995. He previously served as Vice President, Finance, from December 1994; as Principal Accounting Officer from September 1994; and as Senior Director, Finance and Administration, from October 1993. He served as Senior Vice President and Chief Financial Officer at ComputerLand Corp. from July 1991 to July 1993; and as Vice President and Corporate Controller from July 1989.

         Mr. Orcutt became Senior Vice President, Business Operations, in December 1994. Previously, he was President and Chief Executive Officer at Nomadic Systems (subsequently named SmartDelta, Inc.) from August 1993 to December 1994; and Vice President, Sales and Marketing, from November 1991 to August 1993. SmartDelta, Inc., filed for Chapter 7 bankruptcy on February 1, 1996, in U.S. bankruptcy Court, Northern District of California. From January 1988 to November 1991, Mr. Orcutt served as Vice President and General Manager of the Distributed Systems Division at Unisys/Convergent Technologies and President of its Open Systems subsidiary.

CERTAIN TRANSACTIONS

         The Company and Matsushita Electric Industrial Co., Ltd. ("Matsushita"), entered into a definitive license agreement, dated December 7, 1995, pursuant to which the Company granted Matsushita a perpetual, exclusive worldwide license, with the right to grant sublicenses, with respect to the Company's 64-bit interactive multimedia technology known as "M2" technology (the "M2 Technology") for use in both hardware and software for games and for all other applications (the "Technology License Agreement"). The license was granted in exchange for an upfront license payment of $100,000,000 to be paid in two installments and for certain royalties which shall be paid for certain software products manufactured after January 1, 1998, which are compatible with the M2 Technology. In December 1995, the Company received the first installment of the license fee of $60 million, less $6.0 million in Japanese withholding taxes, from Matsushita, of which $14.5 million was recognized as revenue for the fiscal year ended March 31, 1996. The remaining $40 million, less $4.0 million in Japanese withholding taxes, was received on June 28, 1996. Under the terms of the Technology License Agreement, Matsushita has granted the Company a nonexclusive license to use the M2 Technology for the development, manufacture and distribution of hardware products designed for use in the computer field and for the development, manufacture and distribution of software and peripherals compatible with hardware products developed by Matsushita or its sublicensees that incorporate the M2 Technology, as well as for the development, manufacture and distribution of development systems to third parties outside of Japan that are authorized by Matsushita to develop software products compatible with hardware products that incorporate the M2 Technology.

         In conjunction with the above transaction, Matsushita and the Company entered into a separate stock purchase and license agreement whereby Matsushita acquired all of the outstanding capital stock of 3DO Japan Co., Ltd., for a total purchase price of $668,000. In addition the Company sold the assets of Studio 3DO K.K. to Matsushita for approximately $15,000 and paid Matsushita $7,000 in fees for support services to be provided by Matsushita to end-users of the Company's software products in Japan.

        In addition, the Company received from Matsushita $0.4 million in fees for various support services provided by the Company to Matsushita.

         In October 1993, the Company granted MEC, a subsidiary of Matsushita, a license to manufacture and sell 3DO's chipset. Under the license, MEC may manufacture the 3DO chipset for sale to 3DO and authorized purchasers. A royalty is payable to 3DO for each chip shipped by MEC under the license. The term of the agreement is three years. The license does not impose any obligation on MEC to manufacture the 3DO chipset. Under the agreement, the Company accrued $0.3 million in royalties from MEC in fiscal year 1996.

        During fiscal year 1996, the Company licensed certain software titles to Matsushita for publication in Japan and received license fees of $1.4 million during the fiscal year for such licenses.

         The Company provided a manufacturing incentive of $5.00, $4.00 and $3.00 for each 3DO-licensed hardware system distributed in calendar years 1993, 1994 and 1995, respectively, by hardware system licensees including Matsushita. With respect to Matsushita's distribution of licensed hardware systems in Japan, the manufacturing incentives of $5.00, $4.00 and $3.00 are applicable to its shipments during 1994, 1995 and 1996, respectively. These incentive payments were accrued as the obligations arose. The Company accrued approximately $2.9 million as of March 31, 1996, with respect to Matsushita. In addition, a cash payment of $0.7 million was paid on April 1, 1996, to Matsushita. The remaining amount due under this program of approximately $2.2 million is scheduled to be paid on April 1, 1997.

         In October 1994, the Company established a Market Development Fund ("MDF") program under which a pressing fee is charged to authorized CD pressing facilities for each copy of a licensed software title that is manufactured outside of Japan. A portion of the MDF funds will be paid to the hardware system licensees, including Matsushita, based on hardware systems shipped in certain markets, to encourage production and reduced pricing of such systems. At March 31, 1996, the Company accrued approximately $900,000 under the program. JVC Disc America Company ("JVC") is one of the Company's authorized CD pressing facilities and is an affiliate of Matsushita. For fiscal year 1996, the Company earned approximately $1.3 million in MDF fees from pressing of 3DO-formatted CDs by JVC. In addition, the Company earned $0.8 million in pressing fees from Matsushita during fiscal year 1996.

         As part of an incentive program offered to the Company's hardware licensees, in February 1994 the Company granted Matsushita the right to receive two shares of 3DO Common Stock for each hardware system Matsushita shipped to retailers through September 30, 1994, at or below certain suggested retail prices. During the 1996 fiscal year, the Company issued 400,000 shares of Common Stock to Matsushita under the program, and anticipates issuing the remaining 90,090 shares during the next fiscal year.

        During fiscal year 1996, Matsushita and its affiliates purchased approximately $2.4 million of software development products from the Company.

         On September 30, 1991, the Company entered into an agreement to purchase furniture, fixtures and equipment from Electronic Arts. The purchase price of $474,250 was represented by a note with interest accruing at ten percent (10%) through December 31, 1994, and at prime plus four percent (4%) thereafter. This note, including accrued interest of $254,000, was paid in full in April 1996. Electronic Arts and its affiliates are software licensees of the Company, and have published and distributed software compatible with 3DO Interactive Multiplayer Systems. In accordance with the terms of the Company's standard software license, Electronic Arts and its affiliates paid to the Company $1.5 million in pressing fees and $0.3 million in publishing royalties during the last fiscal year. During fiscal year 1996, Electronic Arts and its affiliates purchased approximately $0.2 million of software development products from the Company.

         The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct or a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their transactions in the Common Stock and their Common Stock holdings for the fiscal year ending March 31, 1996, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1996 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten percent (10%) stockholders.

                             EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively the "Named Officers") during the last fiscal year.

                                                Annual Compensation             Long-Term
                                                -------------------            Compensation
Name and Principal              Fiscal                                        Options/SARs(1)         All Other
Position                         Year         Salary           Bonus                 #             Compensation(2)
- --------                         ----         ------           -----          ---------------      ---------------
Trip Hawkins(3)                  1996          $290,042         -0-               50,000              $    720
   Chairman and Chief            1995          $270,923         -0-              510,000(4)           $    750
   Executive Officer             1994          $236,475         -0-              500,000              $    786

Hugh C. Martin                   1996          $270,800         -0-               80,000              $197,206(5)
   Director, President, and      1995          $230,308         -0-              101,000(6)           $    720
   Chief Operating Officer       1994          $195,673         -0-               75,000              $    450

James Alan Cook                  1996          $226,237         -0-               68,000              $    630
   Executive Vice                1995          $200,577         -0-               38,000(7)           $    642
   President, General            1994          $175,126         -0-                4,000              $    612
   Counsel, and Secretary

Robert B. Faber                  1996          $286,070(8)      -0-               18,000              $247,530(9)
   Managing Director,            1995          $267,527(8)      -0-               28,000(10)          $    510
   3DO Europe Ltd.               1994          $166,884         -0-                4,000              $    308

Tobin E. Farrand                 1996          $185,866         -0-               68,000              $    530
   Senior Vice President,        1995          $167,077         -0-               44,000(11)          $    504
   Engineering                   1994          $144,131         -0-               20,000              $    254


(1) On April 9, 1996, the Board of Directors authorized the exchange of all options (including those held by the individuals named in the above table) with an exercise price exceeding $8.25 for options with an exercise price of $8.25, provided the optionee agreed to certain changes in the option vesting schedule. All of the Named Officers agreed to such changes.

(2) The amounts represent premiums paid by the Company for group term life insurance.

(3)      See "Employment Contract" below.

(4) Includes 500,000 shares originally granted in 1994 at $25.75 per share that in 1995 were exchanged for new options at $9.875 per share, after Mr. Hawkins agreed to certain adjustments to the option vesting schedule.

(5) Includes a gain of $196,500 realized upon the sale of shares acquired through the exercise of incentive stock options.

(6) Includes 75,000 shares originally granted in 1994 at $25.75 per share that in 1995 were exchanged for new options at $9.875 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedule; and includes 8,000 shares originally granted in 1995 at $14.50 per share that in 1995 were exchanged for new options at $10.75 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedule.

(7) Includes 4,000 shares originally granted in 1994 at $25.75 per share that in 1995 were exchanged for new options at $9.875 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule; and includes 12,000 shares originally granted in 1995 at $14.50 per share that in 1995 were exchanged for new options at $10.75 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule.

(8) This amount includes compensation and expenses related to Mr. Faber's overseas assignment.

(9) Includes a gain of $246,992 realized upon the sale of shares acquired through the exercise of incentive stock options and shares purchased through the Employee Stock Purchase Plan.

(10) Includes 4,000 shares originally granted in 1994 at $25.75 per share that in 1995 were exchanged for new options at $9.875 per share, after Mr. Faber agreed to certain adjustments to the option vesting schedule; and includes 10,000 shares originally granted in 1995 at $14.50 per share that in 1995 were exchanged for new options at $10.75 per share, after Mr. Faber agreed to certain adjustments to the option vesting schedule.

(11) Includes 20,000 shares originally granted in 1994 at $25.75 per share that in 1995 were exchanged for new options at $9.875 per share, after Mr. Farrand agreed to certain adjustments to the option vesting schedule; and includes 8,000 shares originally granted in 1995 at $14.50 per share that in 1995 were exchanged for new options at $10.75 per share, after Mr. Farrand agreed to certain adjustments to the option vesting schedule.

Employment Contract. On September 30, 1991, Mr. Hawkins entered into a five-year employment agreement with the Company that currently provides for an annual base salary of $295,000, a bonus payable in the discretion of the Board of Directors, and salary and bonus reviews at least annually. The agreement, as amended to date, provides that Mr. Hawkins' optioned shares shall continue to vest in accordance with their applicable vesting schedules, provided that Mr. Hawkins devotes at least fifty percent (50%) of his business efforts and time to the Company, and provided further that he is not employed by any third party during that time period. In the event Mr. Hawkins' employment is terminated without cause after a change in control of the Company, Mr. Hawkins will become fully vested in his shares.

Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended March 31, 1996. The table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of five percent (5%) and ten percent (10%) from the date the option was granted over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                       % of Total                                       Annual Rate of
                                        Options                                         Stock Price
                                       Granted to                                      Appreciation
                                       Employees                                     for Options Term(3)
                         Options       in Fiscal       Price           Expiration    -------------------
Name                    Granted(1)        Year       Per Share(2)        Date           5%           10%
- ----                    ----------        ----       ------------        ----           --           ---
Trip Hawkins              40,000           1.6%         $11.875        05/26/05      $298,725      $  757,028
                          10,000           0.4%         $11.875        09/29/05      $ 74,681      $  189,257

Hugh C. Martin            20,000           0.8%         $11.875        05/26/05      $149,362      $  378,514
                          60,000           2.4%         $11.500        08/11/05      $433,937      $1,099,682

James Alan Cook           28,000           1.1%         $11.875        05/26/05      $209,107      $  529,919
                          40,000           1.6%         $11.500        08/11/05      $289,292      $  733,122

Robert B. Faber            8,000           0.3%         $11.875        05/26/05      $ 59,745      $  151,406
                          10,000           0.4%         $11.875        09/29/05      $ 74,681      $  189,257

Tobin E. Farrand          28,000           1.1%         $11.875        05/26/05      $209,107      $  526,919
                          40,000           1.6%         $11.500        08/11/05      $289,292      $  733,122


(1) The options referenced in the foregoing table are intended to be incentive stock options to the extent permitted by applicable law and were issued under the Company's 1993 Incentive Stock Plan (the "Incentive Plan"). The Incentive Plan also provides for the grant of non-qualified stock options. Incentive stock options may be granted under the Incentive Plan at an exercise price no less than market value on the date of grant. For so long as the Company's Common Stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the Common Stock on the date of grant. Non-qualified options may be granted at an exercise price of no less than eighty-five percent (85%) of market value on the date of grant. Options generally become exercisable as to twenty percent (20%) of the shares subject to the option one year after commencement of employment, and as to the remainder in equal monthly installments (accrued on a monthly basis) over the succeeding 48 months. In addition, options accelerate in full and become immediately exercisable upon a merger, unless such options are assumed or replaced by equivalent options by the successor corporation. Options generally terminate on the earlier of three months after termination of the optionee's employment by or services to the Company, or ten years after grant.

(2) On April 9, 1996, the Board of Directors authorized the exchange of all options issued under the Incentive Plan (including those held by the individuals named in the above table) with an exercise price exceeding $8.25 for options with an exercise price of $8.25, provided the optionee agreed to certain adjustments to the option vesting schedule. All of the Named Officers agreed to such changes.

(3) The five percent (5%) and ten percent (10%) assumed annualized rates of compound stock price appreciation are based on the exercise prices shown in the table, are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future Common Stock prices.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth the aggregate option exercises in the last fiscal year and the value of unexercised "in the money" options at March 31, 1996.

                                                               Number of                     Value of Unexercised
                                                          Unexercised Options                In-the-Money Options
                           Acquired                        at March 31, 1996                 at March 31, 1996(1)
                              on         Value            -------------------                --------------------
Name                       Exercise     Realized      Exercisable     Unexercisable      Exercisable      Unexercisable
- ----                       --------     --------      -----------     -------------      -----------      -------------
Trip Hawkins                   --            --         225,759            334,241        $        0         $      0
Hugh C. Martin             20,000      $196,500         168,136            184,864        $1,215,097         $418,403
James Alan Cook                --            --          67,621            126,379        $  451,497         $261,003
Robert B. Faber            70,000      $714,525          19,945             61,055        $  156,362         $252,013
Tobin E. Farrand               --            --          29,296            114,704        $  167,772         $189,228


- --------------

(1) On April 9, 1996, the Board of Directors authorized the exchange of all options (including those held by the individuals named in the above table) with an exercise price exceeding $8.25 for options with an exercise price of $8.25, provided the optionee agreed to certain adjustments to the option vesting schedule. All of the Named Officers agreed to such changes. The values set forth in the table do not reflect the effect of the repricing.

                          COMPENSATION COMMITTEE REPORT

         The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

GENERAL

         Since the Company's initial public offering in May 1993, the Compensation Committee (the "Committee") of the Board of Directors has administered the Company's management compensation policies and plans. The Committee is a standing committee comprised of two non-employee Directors who have no "interlocking" arrangements. The Compensation Committee recommends to the full Board an annual base salary for each officer, including the Chief Executive Officer ("CEO"), and the criteria under which cash incentive bonuses, if any, may be paid. The Committee also has authority to grant options under the Company's 1993 Incentive Stock Plan, and makes recommendations to the full Board for administration of this and other equity incentive plans.

         The Compensation Committee believes that the compensation of the Company's executive officers should be significantly influenced by the Company's performance and that a substantial portion of executives' incentives should come from equity. The Compensation Committee also understands the need for changing compensation strategies in a rapidly evolving and highly competitive industry. In the last fiscal year, recruiting efforts aimed at the Company's executive officers have been intense. In addition, in the last fiscal year the Company's stock price has varied significantly despite what the Compensation Committee believes to be a positive overall performance by the Company's executive staff. The Company achieved significant gains in the last fiscal year; it licensed its M2 Technology to Matsushita for an up-front payment of $100 million and achieved its first profit ever in the fourth quarter of the fiscal year. Thus, at a time when executive performance has been excellent, and the Company has accomplished key milestones, the incentive value of the executives' equity compensation declined.

COMPENSATION VEHICLES

         In fiscal 1996, the Company's cash- and equity-based compensation program focused on attracting and retaining key employees to work in a rapidly developing public company within a highly competitive and rapidly changing industry. Consistent with this long-term orientation and in an effort to align compensation incentives with stockholder goals, the Company's compensation packages have included salaries competitive with comparable positions in the technology industry and significant stock option grants.

         Cash Compensation. Before making compensation recommendations to the Board with respect to new officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each new officer's experience and proposed responsibilities and the salaries of similarly situated executives, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for adjustments to officers' base salaries for fiscal 1997, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long-term goals during the 1996 fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, and the Committee's assessment of the quality of services rendered by the officer. The Committee recognized the achievement of a number of goals by the Company in fiscal 1996, including the exclusive licensing of the M2 Technology to Matsushita for an up-front license fee of $100 million; release of several award-winning titles for the 32-bit 3DO Multiplayer platform; the license of the 3-D portion of the M2 Technology to Cirrus Logic; and the development and marketing of digital video encoding products and M2 development systems to software development companies. The Committee's recommendation for the CEO's salary in fiscal 1996 was based primarily on compensation for CEOs of comparable companies. In recommending the CEO's fiscal 1997 base salary, the Committee used the same criteria it applied to other officers. The Board or the Committee may award cash bonuses for exceptional contributions to the Company's success. No cash bonuses were awarded in fiscal 1996.

         Stock Option Program. The Company grants options as an incentive to employees, including all executive officers, who are expected to contribute materially to the Company's future success. The Committee believes stock options encourage the achievement of superior results over time and align employee and stockholder interests. The option program incorporates five-year vesting periods to encourage the Company's executive officers to continue in the Company's employ. In fiscal 1996, the Company continued its policy of granting stock options to most employees, and in certain instances granted additional stock options to employees, including the Company's executive officers, who had made exceptional contributions to the Company's development. See "Option Grants in Fiscal 1996," above.

         The Committee recommends initial stock option grants for all officers in connection with commencement of each officer's employment. These stock option grants were based primarily on the scope of the officer's responsibilities at the Company, the cash compensation which the officer had received in his prior employment and the cash compensation proposed to be paid by the Company. With the Committee's approval, additional options were granted in some cases in light of the individual's achievement of specific goals set jointly by the officer and the CEO, and the individual's level of vested and unvested options.

         IRS Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of the Company's executive officers' cash compensation approached the $1 million limit in fiscal year 1996. The principal non-cash compensation of the Company's executives is through the grant of stock options. The provisions of Section 162(m) merit consideration, however, because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more non-employee directors, and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. The Company's 1993 Incentive Stock Plan is designed and administered to meet such requirements.

SUMMARY

         The Committee believes that the Company's compensation policy as practiced to date by the Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. The Company's compensation policy will evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and relationships with its licensees.

                                                     Respectfully submitted,

                                                     Vinod Khosla
                                                     Charles S. Paul

CORPORATE PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock from the effective date of the Company's initial public offering on May 3, 1993 through March 31, 1996, for the Company, the Nasdaq National Market Index and the Hambrecht & Quist Technology Index. The graph is presented pursuant to Securities and Exchange Commission rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like 3DO are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the prices of technology stocks. The Company's Compensation Committee considers many factors in determining compensation, including financial and strategic results and the other factors discussed in the Compensation Committee Report.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH.

                       The 3DO Company      H&Q Technology Index           Nasdaq Stock Market U.S.
                       ---------------      --------------------           ------------------------
5/3/93                    $100.0                 $100.0                           $100.0
6/30/93                   $188.3                 $106.2                           $105.6
9/30/93                   $226.7                 $108.1                           $114.4
12/31/93                  $146.7                 $115.2                           $116.7
3/31/94                   $153.3                 $116.2                           $111.8
6/31/94                   $101.7                 $107.8                           $106.5
9/30/94                   $139.6                 $123.0                           $115.4
12/31/94                  $ 66.7                 $133.7                           $114.1
3/31/95                   $ 86.7                 $148.8                           $124.4
6/30/95                   $ 80.4                 $180.5                           $142.3
9/30/95                   $ 79.2                 $205.5                           $159.4
12/31/95                  $ 66.7                 $200.7                           $161.3
3/31/96                   $ 60.8                 $204.7                           $168.8

                                  PROPOSAL TWO
               APPROVAL OF AMENDMENTS TO 1993 INCENTIVE STOCK PLAN

         The stockholders are being requested to approve an increase in the number of shares reserved for issuance under the Incentive Plan as set forth below. Prior to June 1996, the Board of Directors had authorized, and the stockholders had approved, the reservation of 10,390,275 shares of Common Stock for issuance under the Incentive Plan, including shares added to the Incentive Plan in January 1996, pursuant to the Incentive Plan's "evergreen" provision, as discussed below. In recognition of the Company's need to attract and retain qualified employees in a highly competitive environment, in June 1996, the Board of Directors increased the number of shares of Common Stock reserved thereunder by an additional aggregate of 3,000,000 shares.

         In 1994 the Company's stockholders approved an "evergreen" provision of the Incentive Plan, which provides that each year the number of shares reserved for issuance under the Incentive Plan shall increase by a number of shares equal to two percent (2%) of the Company's fully diluted outstanding shares on January 1 of that year. As a result of this stockholder approval, shares added to the Incentive Plan pursuant to the "evergreen" provision are intended to qualify as shares which can be issued pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. Of the 3,548,705 shares submitted for approval under this Proposal Two, 548,705 were added to the Incentive Plan as a result of the "evergreen" provisions and will qualify for issuance under Rule 16b-3 without regard to the stockholder action on this Proposal. The 548,705 shares added to the Incentive Plan through the "evergreen" provisions are being submitted to the stockholders at this time in order to ensure that stock options granted pursuant to the Incentive Plan to acquire these shares will qualify as incentive stock options as described below. If the stockholders do not approve this Proposal Two, then these 548,705 shares will continue to be issuable under the Plan, but options to acquire these shares will be nonstatutory options.

         The essential features of the Incentive Plan, as amended to date, are as follows:

         General. The Incentive Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting of nonstatutory stock options to employees and consultants of the Company. At June 30, 1996, 932,761 shares had been issued upon exercise of options granted under the Incentive Plan, 1,072,000 shares had been issued as stock purchase rights, options to purchase 7,960,277 shares were outstanding under the Incentive Plan, and 425,238 shares remained available for future grant under the Incentive Plan. The Incentive Plan will terminate by its own terms in 2003.

         Administration; Eligibility. The Board may appoint a committee of the Board to administer the plan and any references to the Board in this description of the Incentive Plan shall include such committee. The Incentive Plan is currently administered by the Compensation Committee of the Board of Directors, which selects the participants and determines the terms of options, including the exercise price, number of shares and exercisability of each option. Employees of, and consultants to, the Company and its subsidiaries are eligible to participate in the Incentive Plan. As of June 30, 1996, approximately 430 persons were eligible to participate in the Incentive Plan. If the proposed amendment to the Incentive Plan is approved by the stockholders, the number of shares of Common Stock that may be subject to awards under the Incentive Plan to any employee in any fiscal year shall be limited to 500,000 shares in order to preserve the ability of the Company to deduct for federal income tax purposes the compensation expense relating to such awards in accordance with Section 162(m).

         Exercisability. The Board determines at the time of grant the exercisability of options. The current form of option agreement under the Incentive Plan provides that options are not exercisable except to the extent vested. Options granted to employees typically vest in monthly increments over a five-year period, with deferred but accumulated vesting during the first year of employment. The maximum term of options granted under the Incentive Plan is ten years.

         Exercise Price. The Incentive Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of such shares on the date of grant, and the exercise price of nonqualified stock options must be at least eighty-five percent (85%) of the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than ten percent (10%) of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to one hundred ten percent (110%) of fair market value on the date of grant. The purchase price is paid in the manner determined by the Board or its committee, and the form of consideration may vary for each option. Fair market value equals the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant. At July 22, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $8.125.

         Performance-Based Compensation Limitations. No employee shall be granted in any fiscal year of the Company options and stock appreciation rights ("SARs") to acquire in the aggregate more than 500,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. In the event that the Committee determines that such limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate such limitation.

         Termination of Employment. If the participant's employment or consulting relationship terminates for any reason other than death or disability, the participant's options may be exercised no later than three months after such termination and only to the extent the option was exercisable on the date of termination. To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise such option within the specified time, the option terminates.

         Death or Disability. If a participant becomes permanently and totally disabled during continuous status as an employee or consultant, then the participant's option may be exercised within twelve months after the date of such disability to the extent the option was exercisable at the time of disability. If a participant dies during continuous status as an employee or consultant after the grant of an option, then the participant's option may be exercised at any time within twelve months following the date of death, but only to the extent the right to exercise had accrued at the date of death. The Board may vary each of the foregoing time periods.

         Effect of Change in Control. Pursuant to the Incentive Plan, in the event of certain mergers of the Company with other entities, transfers of voting control of the Company's capital stock or sales of all or substantially all of the Company's assets, the Company will request that the acquiring entity assume the Company's rights and obligations under the Incentive Plan or provide similar options in substitution therefor. If the acquiring entity chooses not to assume such rights and obligations or provide substitute options, then the Board must cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing such acceleration and all unexercised options will terminate upon completion of such event.

         Nontransferability. An option is non-transferable by the participant other than by will or the laws of descent and distribution, and is exercisable during the participant's lifetime only by the participant, or, in the event of death of the participant, by a person who acquires the right to exercise the option by bequest or inheritance.

         Amendment and Termination. The Board may amend the Incentive Plan from time to time or may terminate it without approval of the stockholders. However, the approval of the holders of a majority of the Company's capital stock voted at a duly held stockholders meeting, or the approval of the holders of a majority of the outstanding shares of the Company entitled to vote pursuant to a stockholders' written consent, is required for any amendment that increases the number of shares available under the Incentive Plan or materially changes the standards of eligibility. No such action by the Board of Directors or stockholders may alter or impair any options or stock previously granted under the Incentive Plan without the consent of the optionee. In any event, the Incentive Plan shall terminate on February 28, 2003.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a brief summary of the federal income tax consequences of transactions under the Incentive Plan based on federal securities and income tax laws in effect on July 22, 1996. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

         Options granted under the Incentive Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code, or nonstatutory stock options ("NSOs").

         Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO unless the optionee is subject to alternative minimum tax. Upon the sale or exchange of the shares issued on exercise of an ISO more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, then generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of the fair market value of the shares at exercise or the amount realized on such disposition over the exercise price of such shares. The Company is entitled to a corresponding tax deduction. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss depending on the holding period of such shares. Different rules may apply in the case of an optionee who is also an executive officer, director or more than ten percent (10%) stockholder.

         Nonstatutory Stock Options. Except as noted below, with respect to NSOs, (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a Nonstatutory Stock Option will constitute wages for which withholding will be required. However, different rules may apply if shares are purchased by an optionee who is also an executive officer, director or more than ten percent (10%) stockholder.

         Stock Purchase Rights. The Incentive Plan permits the Company to grant stock purchase rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards under the Incentive Plan or cash awards made outside the Incentive Plan. Upon the granting of a stock purchase right under the Incentive Plan, the offeree will be advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree will be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which will in no event exceed 30 days from the date upon which the administrator made the determination to grant the stock purchase right). The offer will be accepted by execution of a restricted stock purchase agreement between the Company and the offeree.

         Unless the administrator of the Incentive Plan determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or permanent and total disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at such rate as the administrator may determine. Upon exercise of a stock purchase right, the purchaser will have rights equivalent to those of a stockholder of the Company.

         Special Rules Applicable to Corporate Insiders and Restricted Stock Purchasers. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six (6) months after option exercise (for Insiders), or until the restrictions lapse for restricted stock purchasers (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider or restricted stock purchaser who so elects under Code Section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

INCENTIVE PLAN BENEFITS

         The Company cannot now determine the exact number of options or stock purchase rights to be granted in the future to the executive officers named under Executive Officer Compensation -- Summary Compensation Table, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "Executive Officer Compensation -- Option Grants in Last Fiscal Year and Aggregate Option Exercises in Last Fiscal Year" for the number of stock options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended March 31, 1996. In the fiscal year ended March 31, 1996, options to purchase 444,000 shares of the Common Stock of the Company were granted to all current executive officers as a group and options to purchase 1,892,080 shares of Common Stock of the Company were granted to all employees (including current officers who are not executive officers).

REQUIRED VOTE

         Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

         While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
              STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT
                             TO THE INCENTIVE PLAN.

                                 PROPOSAL THREE
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG Peat Marwick to audit the financial statements of the Company for the year ending March 31, 1997, and recommends that the stockholders ratify the selection. In the event of a negative vote, the Board will reconsider its selection.

         KPMG Peat Marwick has audited the Company's financial statements since its inception. Representatives of KPMG Peat Marwick are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
                              INDEPENDENT AUDITORS


                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                 THE 3DO COMPANY
                PROXY FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of The 3DO Company, a Delaware corporation (the "Company"), hereby appoints Trip Hawkins and James Alan Cook, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of the stock of The 3DO Company (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on September 20, 1996, at 3:00 p.m., local time, at the Company's offices located at 600 Galveston Drive, Redwood City, California (the "Meeting"), and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the Meeting on the matters listed below.

Whether or not you plan to attend the Meeting in person, you are urged to sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the Meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE TWO NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

1.  To elect two directors for a term of three years.

        / / FOR all nominees listed below (except as marked to the contrary).

        / / WITHHOLD AUTHORITY to vote for all nominees listed below.

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.)

                      Charles S. Paul and Robert W. Pittman

2. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 3,548,705 shares.

        / / FOR           / / AGAINST               / / ABSTAIN

3. To ratify the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending March 31, 1997.

        / / FOR           / / AGAINST               / / ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of 1996 Annual Meeting of Stockholders of the Company; (b) the accompanying Proxy Statement; and (c) the 1996 Annual Report of the Company.

Dated: -----------------------------------------------------------------------

- ------------------------------------------------------------------------------
Signature

- ------------------------------------------------------------------------------
Signature

Please sign exactly as your name appears on your stock certificate. If shares are held in the names of two or more persons (including husband and wife, as joint tenants or otherwise), all persons must sign. If shares are held by a corporation, the proxy should be signed by the President or Vice President and the Secretary or Assistant Secretary. Fiduciaries who execute the proxy should give their full title.